Exhibit 107

Calculation of Filing Fee Tables

Form 424(b)(7)

(Form Type)

ANHEUSER-BUSCH INBEV SA/NV

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to Be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Ordinary shares without nominal value (including Ordinary Shares represented by American depositary shares)	Rules 457(r) and 457(c)	40,250,000	$62.03 (1)	$2,496,707,500.00 (1)	0.0001476	$368,514.03 (2)

Fees Previously Paid	N/A	N/A	N/A	N/A		N/A		N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A

		Total Offering Amounts				$2,496,707,500.00		$368,514.03

		Total Fees Previously Paid						N/A

		Total Fee Offsets						N/A

		Net Fee Due						$368,514.03

(1)

In accordance with Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), for the purpose of calculating the registration fee, the Proposed Maximum Offering Price Per Unit is based on the average of the high and low prices for the Registrant’s Ordinary Shares represented by American depositary shares as reported on the New York Stock Exchange on March 8, 2024.

(2)

Represents payment of registration fees previously deferred in connection with Registrant’s registration statement on Form F-3ASR (Registration No. 333-277873) in accordance with Rule 457(r) under the Securities Act.